    TBPELS REGISTERED ENGINEERING FIRM F-1580
    1100 LOUISIANA SUITE 4600    HOUSTON, TEXAS 77002-5294    TELEPHONE (713) 651-9191

EXHIBIT 23.2

February 24, 2025

Mr. Tim Nicholson
Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231

    We hereby consent to (1) the reference of our firm and to the use of our reports of the Greater Jubilee, TEN, Ceiba, Okume, Greater Tortue, and Gulf of Mexico Project Areas effective December 31, 2024 and dated January 27, 2025, in the Kosmos Energy Ltd. Annual Report on Form 10-K for the year ended December 31, 2024, to be filed with the U.S. Securities and Exchange Commission on or about February 24, 2025; and (2) the incorporation by reference of our reports of the Greater Jubilee, TEN, Ceiba, Okume, Greater Tortue, and Gulf of Mexico Project Areas effective December 31, 2024 and dated January 27, 2025 in the Kosmos Energy Ltd. Registration Statements pertaining to the Kosmos Energy Ltd. Long Term Incentive Plan (Form S-8, No. 333-174234, Form S-8, No. 333-207259, Form S-8, No. 333-228397, Form S-8, No. 333-256933, and Form S-8, No. 333-272562) and the Kosmos Energy Ltd. Registration Statements (Form S-3, No. 333-227084, Form S-3, No. 333-230284, Form S-3, No. 333-257246, and Form S-3, No. 333-280362) and in any related prospectus, including any reference to our firm under the heading “Experts” in such prospectus.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

    SUITE 2800, 350 7TH AVENUE, S.W.    CALGARY, ALBERTA T2P 3N9    TEL (403) 262-2799
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